Exhibit 99.1

Enanta Pharmaceuticals Files Patent Infringement Suit Against Pfizer in the Unified Patent Court of the European Union

WATERTOWN, Mass.—August 20, 2025-- Enanta Pharmaceuticals, Inc. (NASDAQ: ENTA), a clinical-stage biotechnology company dedicated to creating novel, small molecule drugs for viral infections and immunological diseases, announced today that it has filed suit in the Unified Patent Court (UPC) of the European Union against Pfizer Inc. and certain of its subsidiaries (action number 35071/2025), seeking a determination of liability for use and infringement of European Patent No. EP 4 051 265 (the ’265 Patent) in the manufacture, use and sale of Pfizer’s COVID-19 antiviral, Paxlovid™ (nirmatrelvir tablets; ritonavir tablets). This enforcement action targets Pfizer’s activities in the 18 countries of the European Union that are presently participating in the UPC.

The European Patent Office’s recent grant of the ‘265 Patent to Enanta was published in the European Patent Bulletin today. The ‘265 Patent is based on Enanta’s July 2020 patent application describing coronavirus protease inhibitors invented by Enanta scientists. The ‘265 Patent is the European counterpart of U.S. Patent No. 11,358,953 (the ’953 Patent) involved in ongoing U.S. litigation between Enanta and Pfizer Inc.

Under UPC procedures, a hearing on the infringement action is expected to occur within the UPC’s published 12-month target, with the decision rendered within weeks thereafter. If the UPC determines there has been infringement, subsequent proceedings would be required to determine damages. All timelines remain subject to potential rights of appeal and other customary proceedings in European patent litigation.

About Enanta Pharmaceuticals, Inc.

Enanta is using its robust, chemistry-driven approach and drug discovery capabilities to become a leader in the discovery and development of small molecule drugs with an emphasis on indications in virology and immunology. Enanta’s clinical programs are currently focused on respiratory syncytial virus (RSV) and its earlier-stage immunology pipeline aims to develop treatments for inflammatory diseases by targeting key drivers of the type 2 immune response, including KIT and STAT6 inhibition.

Glecaprevir, a protease inhibitor discovered by Enanta, is part of one of the leading treatment regimens for curing hepatitis C virus (HCV) infection and is sold by AbbVie in numerous countries under the tradenames MAVYRET® (U.S.) and MAVIRET® (ex-U.S.) (glecaprevir/pibrentasvir). A portion of Enanta’s royalties from HCV products developed under its collaboration with AbbVie contribute ongoing funding to Enanta’s operations. Please visit www.enanta.com for more information.

Forward Looking Statements Disclaimer

This press release contains forward-looking statements, including statements with respect to Enanta’s filing in the UPC of a suit against Pfizer Inc. and certain of its subsidiaries seeking a determination of liability for use and infringement of Enanta’s patent and Enanta’s expectations with respect to any further action with respect to such proceedings. Statements that are not historical facts are based on management’s current expectations, estimates, forecasts and projections about Enanta’s business and the industry in which it operates and management’s beliefs and assumptions. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Important factors and risks that may affect actual results include: Enanta is competing to develop intellectual property in areas of small-molecule drug development that are highly competitive; issued patents, including those covering one or more of its product candidates, could be found invalid or unenforceable if challenged in court and could be costly to defend and be a distraction for Enanta’s senior management and scientific personnel; intellectual property litigation may lead to unfavorable publicity that harms Enanta’s reputation and causes the market price of its common stock to decline; and other risk factors described or referred to in “Risk Factors” in Enanta’s Form 10-K for the fiscal year ended September 30, 2024 and other periodic reports filed more recently with the Securities and Exchange Commission. Enanta cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and Enanta undertakes no obligation to update or revise these statements, except as may be required by law.

Media and Investor Contact

Jennifer Viera

617-744-3848

jviera@enanta.com